Exhibit 99.5

        Consent of Michael W. Yacenda to be Named as Director Nominee


                                September 8, 1998


Unistar Gaming Corp.
478 Wheelers Farms Road
Milford, Connecticut  06460

                       Registration Statement on Form S-1
                        9,953,251 Shares of Common Stock

Gentlemen:

      I, Michael W. Yacenda, hereby consent to be named as a director nominee of Unistar Gaming Corp., a Delaware corporation (the "Company"), in the Company's Registration Statement on Form S-1 to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, in connection with the Company's registration of 9,953,251 shares of common stock, $0.01 par value, of the Company and 49,766,255 rights to acquire up to 9,953,251 of such shares.

                                    Very truly yours,

                                    /s/ Michael W. Yacenda

                                    Michael W. Yacenda